Exhibit 10.14

This is an English translation

Power of Attorney

I, XUE Baizhong, a citizen of the People’s Republic of China (the “PRC”), ID Number 220104196509011554, being the shareholder holding 100% of the equity interest (“My Equity Interests”) in Liaoning Nuokang Medicines Co., Ltd. (the “Company”), hereby irrevocably authorize the PRC natural person (the “Nominee”) nominated by Penglai Nuokang Pharmaceutical Co., Ltd. (the “WOFE”) to exercise the following powers and rights in respect of My Equity Interests during the term of this Letter:

I hereby authorize the Nominee, as my sole and exclusive attorney-in-fact, to exercise on my behalf the following rights in respect of My Equity Interests, including but not limited to: (1) the full shareholder’s rights and voting rights according to the laws and regulations and under the articles of association of the Company, including but not limited to, the right to propose to summon shareholders’ meetings, to receive notice regarding convening and agenda of shareholders’ meetings, to attend shareholders’ meetings and to exercise the voting rights attached to My Equity Interests, to sell, transfer, pledge or dispose of all or part of My Equity Interests, to decide on the dividend distribution and on sale or transfer of My Equity Interests; and (2) acting as my authorized representative to designate and appoint the legal representative of the Company (chairman of the board of directors), director(s), supervisor(s), the general manager and other senior management staff, etc., of the Company.

Subject to the prior consent from the WOFE, the Nominee is authorized to sign the Equity Transfer Agreement as contemplated in the Exclusive Call Option Agreement (to which I am one party) on my behalf within the scope of authorization, to timely perform the Equity Pledge Agreement and Exclusive Call Option Agreement, to each of which I am one party, signed on the same date as this Letter. The exercise of the aforesaid rights does not constitute any restriction to the authorization under this Letter.

All the conducts of the Nominee in respect of My Equity Interests shall be deemed as my own conducts, and all signed documents shall be deemed as signed by myself, with my acknowledgement.

Subject to the prior consent from the WOFE, the Nominee has the right of re-authorizing other person or entity in respect of the matters hereabove without prior notice or prior consent from me.

This Letter is irrevocable and valid from the date of this Letter and during the term of which I am the shareholder of the Company (for purposes of this Letter, hereinafter the “Effective Period”).

During the Effective Period of this Letter, I hereby waive all the rights in respect of My Equity Interests, the exercise of which has been authorized to the Nominee by this Letter, and will not exercise such rights by myself hereafter.

By:	/s/ XUE Baizhong

XUE Baizhong

December 14, 2007